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                                AMENDMENT NO. 1
                  TO REAL ESTATE AND ASSET PURCHASE AGREEMENT

     This Amendment No. 1 dated as of March 30, 1999 (the "Amendment"), has been executed by and between Millennia Car Wash, LLC, Excel Legacy Corporation and G II Ventures, LLC, and American Wash Services, Inc.

                                   RECITALS

     The parties to this Amendment have entered into a Real Estate and Asset Purchase Agreement dated March 23, 1999 ("Purchase Agreement"), which provides in part that Purchaser shall operate the Restricted Locations during the time period between the First Closing and the Second Closing, all as defined in the Purchase Agreement. The parties hereto wish to omit the interim operating arrangements and make certain other modifications to the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree to amend the Agreement as follows:

                                   ARTICLE I
                                  Amendments

     1.1 All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     1.2 Section 1.9(a)(ii) of the Purchase Agreement is hereby deleted in its entirety and the phrase "Intentionally Omitted" is substituted therefor.

     1.3 Section 5.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "The Company will operate the Assets until the First or Second Closing, as applicable, in the ordinary course of business, consistent with past practice, so as to preserve their value intact, and to preserve for Purchaser the relationships of the Company with suppliers, customers, and others."

     1.4 Section 5.4 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "The Sellers will cause the Company to and the Company shall keep in existence all policies of insurance insuring the Real Property and the Assets and the operation thereof against liability and property damage, fire and other casualty through the First or Second Closing, as applicable, consistent with the policies currently in effect."

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     1.5  Section 7.1(g) of the Purchase Agreement is hereby deleted in its entirety and the phrase "Intentionally Omitted" is substituted therefor.

     1.6 Section 7.1(j) of the Purchase Agreement is hereby deleted in its entirety and the phrase "Intentionally Omitted" is substituted therefor.

     1.7 There shall be added to Section 1.3 of Article I of the Purchase Agreement the following subsection:

     "(c) Regardless of the actual date of the exchange of the Assets and Owned Real Property which are part of or related to the Unrestricted Locations for a portion of the Consideration Stock, the Warrant, and Purchaser's assumption of the Unrestricted Location Debt, the effective date of the First Closing for all accounting and other purposes shall be March 30, 1999. All documents and other items contemplated by Sections 1.9(a) and 1.10(a) of this Agreement to be delivered at the First Closing shall be dated March 30, 1999, and held in escrow pending fulfillment or waiver of all conditions to the First Closing enumerated hereinafter in Sectrions 7.1 and 8.1. All representations and warranties set forth in Articles III and IV to be true and as of the First Closing shall be true and correct as of March 30, 1999, and as of the actual date of delivery of the closing items required by Sections 1.9(a) and 1.10(a)."

     1.8 There shall be added to Section 3.8 of Article III of the Purchase Agreement the following subsection:

     "(d) All cash and current assets of the Company as described in items (i) through (v) of Section 3.8(c) above that are in existence as of March 30, 1999, and accumulated by Company thereafter shall be conveyed to Purchaser. No distributions of current assets have been made since the date of this Agreement or will be made on or after March 30, 1999."

                                  ARTICLE II
                                 Miscellaneous

     2.1 All references in the Purchase Agreement to "this Agreement" or like terms shall mean and be a reference to the Purchase Agreement as amended by this Amendment and all references to "the Agreement" or a like term in any agreement executed in connection with the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

     2.2 Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect.

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     2.3  This Amendment hereby incorporates, includes and is subject to Article
X of the Purchase Agreement.


     IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

American Wash Services, Inc.


By:  /s/ Robert M. Kramer
     --------------------------
Name:__________________________
Title:_________________________



Millennia Car Wash, LLC


By:  /s/ Russell B. Geyser
     --------------------------
Name:__________________________
Title:_________________________



EXCEL LEGACY CORPORATION, a Delaware corporation


     /s/ Richard B. Muir
----------------------------------------------
By:  Richard B. Muir, Executive Vice President



G II VENTURES, LLC, a California limited liability company

     By its Managing Member, Russell B. Geyser I, LLC, a California limited liability company

     /s/ Russell B. Geyser
     ---------------------------------------
     By:  Russell B. Geyser, Managing Member

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